EXHIBIT 3.20


                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                        IMAGING DIAGNOSTIC SYSTEMS, INC.

                                 Document Number
                                  P95000050570


In accordance with Florida Statutes Chapter 607, the following are the Company's Restated Articles of Incorporation:


                                    ARTICLE I
                                    ---------

The name of the corporation is:  IMAGING DIAGNOSTIC SYSTEMS, INC.

                                   ARTICLE II
                                   ----------

The principal place of business and mailing address is: 6531 NW 18th Court, Plantation, Florida 33313.

                                   ARTICLE III
                                   -----------

The purpose for which the corporation is organized: This corporation may engage or transact in any or all lawful activities or business permitted under the Laws of the United States, the State of Florida or any other state, country, territory or nation.

                                   ARTICLE IV
                                   ----------
                                  CAPITAL STOCK
                                  -------------

The maximum number of shares of capital stock that this corporation is authorized to have outstanding at any one time is 302,000,000 (THREE HUNDRED TWO MILLION) shares, no par value. The 302,000,000 shares of no par value capital stock of the Corporation shall be designated as follows:

               o    300,000,000 common shares

               o 2,000,000 Preferred Shares, the rights, and preferences of which are to be designated by the Company's Board of Directors.

The shares of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefore subject to any preferential dividend rights of outstanding Preferred Stock. Upon liquidation, dissolution or winding up of the Company, the assets legally available for distribution to shareholders shall be distributed ratably among the holders of Common Stock, subject to the priority of any outstanding Preferred Stock and payment of other claims of creditors. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights.

The shares of Preferred Stock may be issued from time to time in series and the Board of Directors of the Corporation is authorized to establish and designate series and to fix the number of shares and the relative voting, dividend, conversion, liquidation, redemption, and other rights, preferences, and limitations as between series, subject to such limitations as may be prescribed by law; that the proper officers of the corporation are by this means authorized to make, subscribe, acknowledge, execute, and file, or cause to be filed, such certificate or certificates as may be required under the laws of the state of Florida and other jurisdictions to give effect to the proposal, as presented in the proxy statement, or as may be required in connection with the issuance of shares of preferred stock in series from time to time and as in its discretion may be necessary or advisable in connection with such proposal.

                                   ARTICLE IV
                                   ----------
                                TERM OF EXISTENCE
                                -----------------

This corporation is to have perpetual existence.

                                    ARTICLE V
                                    ---------
                             ORIGINAL INCORPORATORS
                             ----------------------

Richard J. Grable, deceased

Linda B. Grable, retired
1957 Harbourview Dr.
Fort Lauderdale FL 33316

Allan L. Schwartz
5493 N.W. 42nd Ave.
Boca Raton FL 33496

                                   ARTICLE VI
                                   ----------
                             OFFICERS AND DIRECTORS
                             ----------------------

The names and addresses are as follows:


Timothy B. Hansen, Chief Executive Officer & Director
6531 NW 18th Court
Plantation, Florida 33313

Allan L. Schwartz, Executive Vice-President, Chief Financial Officer & Director 6531 NW 18th Court
Plantation, Florida 33313

Edward R. Horton, Chief Operating Officer
6531 NW 18th Court
Plantation, Florida 33313

Deborah O'Brien, Senior Vice-President
6531 NW 18th Court
Plantation, Florida 33313


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

Jay S. Bendis, Co-Chairman of the Board of Directors
71 Springcrest Dr
Akron, Ohio 44333

Patrick J. Gorman, Co-Chairman of the Board of Directors
6 Anna Ct.
West Islip, NY 11795

Sherman Lazrus, Director
3 Bethesda Metro Ctr., STE 700
Bethesda, MD 20814

Edward Rolquin, Director
4555 Southern Breeze Drive
Naples Florida 34114

                                   ARTICLE VII
                                   -----------
                                 INDEMNIFICATION
                                 ---------------

     A. So long as permitted by law, no director of the corporation shall be personally liable to the corporation or its shareholders for damages for breach of any duty owed by such person to the corporation or its shareholders; provided, however, that, to the extent required by applicable law, this Article shall not relieve any person from liability for any breach of duty based upon an act of omission (i.) in breach of such person's duty of loyalty to the corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law or (iii) resulting in receipt by such person of an improper personal benefit. No amendment to or repeal of this Article and no amendment, repeal or termination of effectiveness of any law authorizing this Article shall apply to or effect adversely any right or protection of any director for or with respect to any acts of omissions of such director occurring prior to such amendment, repeal or termination of effectiveness.

     B. So long as permitted by law, no officer of the corporation shall be personally liable to the corporation or it shareholders for damages for breach of any duty owed by such person to the corporation or its shareholders; provided, however, that, to the extent required by applicable law, this Article shall not relieve any person from liability for any breach of duty based upon an act or omission (i) in breach of such person's duty of loyalty to the corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law or (iii) resulting in receipt by such person of an improper personal benefit. No amendment to or repeal of this Article and no amendment, repeal or termination of effectiveness of any law authorizing this Article shall apply to or effect adversely any right or protection of any director for or with respect to any acts or omissions of such officer occurring prior to such amendment, repeal or termination of effectiveness.

     C. To the extent that a Director, Officer, or other corporate agent of this corporation has been successful on the merits or otherwise in defense of any civil or criminal action, suit or proceeding referred to in sections (a) and (b), above, or in defense of any claim, issue, or matter therein, he shall be indemnified against any expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     D. Expenses incurred by a Director, or other corporate agent in connection with a Civil or criminal action, suit, or proceeding may be paid by the corporation in advance of final disposition of such action suit, or proceeding as authorized by the Board of Directors upon


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

          receipt of an undertaking by or on behalf of the corporate agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified.


                                  ARTICLE VIII
                                  ------------
                                REGISTERED AGENT
                                ----------------

The name and street address of the registered agent is:

                              CT CORPORATION SYSTEM
                           1200 South Pine Island Road
                              Plantation, FL 33324

The foregoing Restatement of the Articles of Incorporation has been duly approved and adopted by the Board of Directors of the corporation on April 20, 2005 and does not require shareholder approval pursuant to Florida Law.

This Restatement supersedes the corporation's original Articles of Incorporation and all amendments to them.



IN WITNESS WHEREOF, the undersigned have executed these Restated Articles of Incorporation on the 20th day of April 2005.




/s/ Allan L. Schwartz
---------------------
Allan L. Schwartz
Exec. Vice-President & Chief Financial Officer


STATE OF FLORIDA
COUNTY OF BROWARD

BEFORE ME, a Notary Public authorized to take acknowledgments in the State and County set forth above, personally appeared Allan L. Schwartz to be known personally by me to be the person who executed the foregoing Restated Articles of Incorporation, and he acknowledged before me that he executed those Restated Articles of Incorporation.

IN WITNESS WHEREOF, I have set my hand and seal in the State and County above, this 20th day of April 2005.


                           /s/ Gregg D. Rodes
                           ------------------
                           Gregg D. Rodes


My Commission Expires:     April 8, 2008



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



CERTIFICATE DESIGNATING REGISTERED AGENT AND PLACE OF BUSINESS OR DOMICILE FOR THE SERVICE OF PROCESS WITHIN FLORIDA AND ACCEPTANCE OF AGENT UPON WHOM PROCESS MAY BE SERVED

In compliance with Sections 48.091 and 607.034, Florida Statues, the following is submitted:

Imaging Diagnostic Systems, Inc.'s agent to accept service of process within Florida is CT Corporation System.


Dated:  April 20, 2005


                 /s/ Allan L. Schwartz
                 ---------------------
                 Allan L. Schwartz, Exec. Vice-Pres. & Chief Financial Officer



Having been named to accept service of process for the above named corporation, at the place designated in this certificate, we hereby agree to act in this capacity, and we further agree to comply with the provisions of all statutes relative to the proper performance of our duties.






                                    -------------------------------------
                                           CT Corporation System




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




                             CERTIFICATE OF ADOPTION
                             -----------------------

In compliance with Florida Statute, section 607.1007, the Board of Directors of Imaging Diagnostic Systems, Inc. adopted the Restated Articles of Incorporation on April 20, 2005. This Restatement does not require shareholder approval. This duly adopted Restated Articles of Incorporation supersedes the original Article of Incorporation and all amendments made thereto.



Signed this 20th day of April 2005.




/s/ Allan L. Schwartz
---------------------
Allan L. Schwartz
Executive Vice-President






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